Exhibit 99.1

Gaiam Reports Third Quarter Fiscal 2006 Results

•                  Third quarter revenues increased 71.8% to $51.8 million

•                  Gross margin improved 750 basis points to 63.0%

Broomfield, CO, November 8, 2006 — Gaiam, Inc. (NASDAQ: GAIA), a branded lifestyle media company catering to people who value personal development, natural health and inspirational media, announced today results for its third quarter ended September 30, 2006.

Gaiam also announced that it will host a conference call today, November 8, 2006, at 2:30 p.m. MST (4:30 p.m. EST) to review the third quarter 2006 results.

Dial-in No.: 800-369-1943
Passcode: GAIAM

For the third quarter, Gaiam generated revenue of $51.8 million, an increase of 71.8% over the $30.1 million recorded in the same period last year.  The increase was due to a combination of internal growth in both the business and direct-to-consumer segments, as well as contributions from sales of media titles acquired from GoodTimes Entertainment in September 2005.

Gross margin increased 750 basis points to 63.0% in the third quarter of 2006, from 55.5% in the same period last year, which in turn was an 880 basis point increase from 46.7% in the third quarter of 2004. The increase was primarily due to strong media sales, reduction of third party distribution fees and a shift in revenues to the direct-to-consumer segment which carries higher gross margins along with higher operating expenses.

Operating expenses as a percentage of revenue increased to 61.0% in the third quarter of 2006 from 52.6% in the comparable period last year. The increase reflects the shift in revenue mix toward media and direct marketing products which carry higher selling and operating expenses including merchandising fees and advertising costs. Additionally, Gaiam is still being impacted by certain costs associated with operating and system redundancies as a result of the GoodTimes Entertainment acquisition. The Company expects to see improved leverage by the end of 2006 as additional cost reductions from the GoodTimes acquisition are realized.

Gaiam reported a net income for the third quarter of $1.7 million, or $0.06 per share, as compared to a net income of approximately $505 thousand, or $0.03 per share, for the third quarter of 2005.

For the nine months ended September 30, 2006, Gaiam recorded net revenues of $146.7 million, an 87.7% increase from $78.2 million in the comparable period a year ago. Net income totaled $1.4 million, or $0.06 per share, compared to a net loss of $145 thousand, or $0.01 per share, for the nine months ended September 30, 2005.

According to Nielsen VideoScan, Gaiam’s market share in the fitness/wellness DVDs category led the category at 44.7% for the nine months ended September 30, 2006 up from 41.5% in the same period in 2005. During the same period,

Gaiam had five titles in the top ten best selling fitness DVDs. In addition, the company ranks sixth in overall U.S. non-theatrical DVD sales year-to-date.

“We are pleased with the strong revenues, continued gross margin improvement and solid bottom line results as we continue to execute on our long-term growth strategy,” said Jirka Rysavy, Chairman and Chief Executive Officer. “During the quarter we increased our ownership in both Conscious Media and Spiritual Cinema to approximately 85%.”

Lynn Powers, President, commented, “The retail business remained strong and growth in the direct-to-consumer segment exceeded our expectations during the quarter. We are continuing to make progress in increasing Gaiam’s brand awareness through the store-within-store concept and our online initiatives. During the quarter we expanded our branded presence to 5,500 store-within-store presentations and added over 4,000 retail doors increasing our distribution to over 65,000.  We maintain our 2006 expectation of revenues in excess of $200 million and gross margins above 60% as we continue to build both our direct and business segment revenues.”

Gaiam’s cash position of $105 million at September 30, 2006 increased from $15 million at December 31, 2005 primarily reflecting proceeds from the completion of its secondary offering of common stock in May and improving operating cash flow.  The cash position remained comparable to the balance at the end of the second quarter even after funding the third quarter acquisitions.  Depreciation and amortization for the quarter was $2.4 million.

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:59 p.m. EST on November 11, 2006.

Replay number: 800-372-5608

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Integrated Corporate Relations, Inc.
310-954-1105
jmills@icrinc.com

Gaiam, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Three months ended
	September 30, 2006		September 30, 2005
Net revenue	$51,786	100.0%	$30,139	100.0%
Cost of goods sold	19,157	37.0%	13,426	44.5%
Gross profit	32,629	63.0%	16,713	55.5%
Operating expenses	31,619	61.0%	15,835	52.6%
Income from operations	1,010	2.0%	878	2.9%
Other income	1,512	2.9%	201	0.7%
Income before income taxes	2,522	4.9%	1,079	3.6%
Income tax expense	977	1.9%	406	1.3%
Minority interest in net (income) loss of consolidated subsidiaries	108	0.2%	(168)	-0.6%
Net income	$1,653	3.2%	$505	1.7%
Shares outstanding:
Basic	26,705		18,592
Diluted	26,864		18,892
Income per share:
Basic	$0.06		$0.03
Diluted	$0.06		$0.03

Gaiam, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Nine months ended		Nine months ended
	September 30, 2006		September 30, 2005
Net revenue	$146,699	100.0%	$78,169	100.0%
Cost of goods sold	54,017	36.8%	37,150	47.5%
Gross profit	92,682	63.2%	41,019	52.5%
Operating expenses	93,337	63.6%	41,125	52.6%
Loss from operations	(655)	-0.4%	(106)	-0.1%
Other income	2,639	1.7%	309	0.3%
Income before income taxes	1,984	1.3%	203	0.2%
Income tax expense	784	0.5%	4	0.0%
Minority interest in net (income) loss of consolidated subsidiaries	178	0.1%	(344)	-0.4%
Net income (loss)	$1,378	0.9%	$(145)	-0.2%
Shares outstanding:
Basic	23,450		16,091
Diluted	23,697		16,091
Income (loss) per share:
Basic	$0.06		$(0.01)
Diluted	$0.06		$(0.01)

GAIAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share information)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$104,955	$15,028
Accounts receivable, net	14,541	28,067
Inventory, less allowances	23,089	20,792
Deferred advertising costs	5,813	3,917
Deferred tax assets	2,807	3,627
Other current assets	4,769	4,838
Total current assets	155,974	76,269

Property and equipment, net	7,375	9,428
Media library, net	38,389	38,339
Goodwill and other intangibles	25,339	17,541
Non-current deferred tax assets	9,311	7,282
Notes receivable and other assets	4,243	7,242
Total assets	$240,631	$156,101

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,300	$25,843
Accrued liabilities	5,804	13,210
Total current liabilities	24,104	39,053

Long-term liabilities	—	1,663
Total liabilities	24,104	40,716

Minority interest	6,461	8,099

Commitments and contingencies	—

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 21,467,420 and 15,010,736 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	2	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at September 30,2006 and December 31, 2005	1	1
Additional paid-in capital	196,836	95,840
Accumulated other comprehensive income	669	264
Retained earnings	12,558	11,180
Total stockholders’ equity	210,066	107,286
Total liabilities and stockholders’ equity	$240,631	$156,101